As filed with the Securities and Exchange Commission on August 6, 2009

Registration No. 333-125000

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2669023 (I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000 Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)

Telephone and Data Systems, Inc.
Amended and Restated 2003 Employee Stock Purchase
Plan
(Full Title of the Plan)

LeRoy T. Carlson, Jr., President
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602
(Name and Address of Agent for Service)

(312) 630-1900
(Telephone Number, Including
Area Code, of Agent For Service)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registrant’s Registration Statement No. 333-125000 is being filed to remove from registration by means of such post-effective amendment the securities registered for issuance pursuant to the registrant’s 2003 Amended and Restated Employee Stock Purchase Plan which remain unissued following the expiration of this plan.

Registration Statement No. 333-125000 originally registered 320,000 Special Common Shares, par value $0.01 per share, of the registrant for issuance under the registrant’s 2003 Amended and Restated Employee Stock Purchase Plan. These shares were also originally listed on the American Stock Exchange. The listing of a total of 279,276 Special Common Shares was transferred to the New York Stock Exchange as of September 15, 2008. This plan has expired and the registrant hereby removes from registration by means of this post-effective amendment the remaining 256,610 Special Common Shares registered which remain unissued following the expiration of this plan.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 6th day of August, 2009.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr. President and Chief Executive Officer

SIGNATURE PAGE TO POST EFFECTIVE AMENDMENT TO DEREGISTER SHARES UNDER
REGISTRATION STATEMENT NO. 333-125000

TELEPHONE AND DATA SYSTEMS, INC.

8401 Greenway Boulevard
Middleton, Wisconsin 53562
(608) 664-8300

August 6, 2009

VIA EDGAR

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Telephone and Data Systems, Inc. Post-Effective Amendment to Registration Statement on Form S-8

Dear Sir or Madam:

On behalf of Telephone and Data Systems, Inc. (the “Company”), transmitted herewith is Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-125000) relating to 320,000 Special Common Shares, par value $0.01 per share, of the Company, for issuance in connection with the Company’s Amended and Restated 2003 Employee Stock Purchase Plan. Because this plan has expired, the Company desires to remove from registration the securities registered which remain unsold as a result of the expiration of this plan. Accordingly, the Company is filing a post-effective amendment to such registration statement to remove from registration by means of such post-effective amendment 256,610 Special Common Shares registered which remain unsold as a result of the expiration of this plan.

Should you have any questions, please do not hesitate to call the undersigned at (608) 664-8501 or Alfred N. Sacha of Sidley Austin LLP at (312) 853-2939. Thank you.

Very truly yours,

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers Director - Accounting and Reporting